DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Diamondhead Casino Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Diamondhead Casino Corporation and Subsidiaries (the “Company”) as of December 31, 2017 and 2016 (as adjusted), and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended (as adjusted), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Effect of Adopting New Accounting Standard

As discussed in Note 9, the Financial Accounting Standards Board recently issued ASU 2017-11, Earnings per Share (Topic 260); Distinguishing form Equity (Topic 480); Derivatives and Hedging (Topic 815), which a freestanding equity-linked financial instrument no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. The Company elected to early adopt the provisions of this standard and is no longer reporting its liabilities as fair value. The Company elected the retrospective transition method whereby comparative consolidated financial statements for the prior year have been recast to reflect the impact of the adoption for comparability reasons from the beginning of the initial transaction. Our opinion is not modified with respect to this matter.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant recurring net losses over the past several years. In addition, the Company has no operations, except for its efforts to develop the Diamondhead, Mississippi property. Such efforts may not contribute to the Company’s cash flows for the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continued existence is dependent upon its ability to raise the necessary capital with which to satisfy liabilities, fund future costs and expenses and develop the Diamondhead, Mississippi property. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Friedman LLP

We have served as the Company’s auditor since 2009.

New York, New York

April 16, 2018

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

		As Adjusted
	2017	2016
ASSETS

Current assets
Cash	$65	$17,606
Other current assets	370	352
Total current assets	435	17,958

Land held for development (Note 3)	5,476,097	5,476,097
Other assets	80	80

	$5,476,612	$5,494,135

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities
Notes and line of credit payable (Note 5)	$1,962,500	$1,962,500
Debenture payable (net of unamortized finance costs of $2,153 in 2017 and $3,178 in 2016) (Note 9)	47,847	46,822
Convertible debentures payable (net of unamortized finance costs of $71,394 in 2017 and $104,004 in 2016) (Note 9)	1,728,606	1,695,996
Short term note and interest bearing advance (Note 6)	39,299	-
Accounts payable and accrued expenses due related parties (Note 4)	3,427,168	2,772,164
Accounts payable and accrued expenses – other (Note 4)	2,424,040	2,012,526
Total current liabilities	9,629,460	8,490,008

Notes payable due related parties (Note 7)	202,628	115,000
Notes payable due others (Note 7)	87,500	22,500

Total liabilities	9,919,588	8,627,508

Commitments and contingencies (Notes 3 and 14)

Stockholders’ deficiency (Note 11)
Preferred stock, $.01 par value; shares authorized 5,000,000, outstanding 2,086,000 in 2017 and 2016 (aggregate liquidation preference of $2,519,080 in 2017 and 2016).	20,860	20,860
Common stock, $.001 par value; shares authorized 50,000,000, Issued: 39,052,472 in 2017 and 2016, outstanding: 36,297,576 in 2017 and 2016.	39,052	39,052
Additional paid-in capital	35,526,362	35,643,373
Unearned ESOP shares	(3,202,274)	(3,320,875)
Accumulated deficit	(36,679,875)	(35,370,272)
Treasury stock, at cost, 607,161 shares at December 31, 2017 and 527,616 shares at December 31, 2016	(147,101)	(145,511)

Total stockholders’ deficiency	(4,442,976)	(3,133,373)

	$5,476,612	$5,494,135

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

		As Adjusted
	2017	2016
COSTS AND EXPENSES
Administrative and general	$667,260	$665,610
Other	64,107	72,039

	731,367	737,649

OTHER (EXPENSE) INCOME
Net proceeds from litigation settlement	20,000	150,000
Reversal of previously accrued DOL penalties	-	253,281
Interest expense	(498,334)	(449,705)
Other	1,698	-

	(476,636)	(46,424)

NET LOSS	(1,208,003)	(784,073)

PREFERRED STOCK DIVIDENDS	(101,600)	(101,600)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,309,603)	$(885,673)

Net loss per common share, basic and fully diluted	$(.036)	$(.024)

Weighted average number of common shares outstanding, basic and fully diluted	36,297,575	36,297,575

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

YEARS ENDED DECEMBER 31,

		As Adjusted
	2017	2016
Preferred Stock
Balance January 1	$20,860	$20,860
Balance December 31	$20,860	$20,860

Common Stock
Balance January 1	$39,052	$39,052
Balance December 31	$39,052	$39,052

Additional Paid-In Capital
Balance January 1	$35,643,373	$35,757,201
ESOP defaulted shares	(117,011)	(113,828)
Balance December 31	$35,526,362	$35,643,373

Unearned ESOP Shares
Balance January 1	$(3,320,875)	$(3,439,476)
Shares acquired from ESOP	118,601	118,601
Balance December 31	$(3,202,274)	$(3,320,875)

Accumulated Deficit
Balance January 1	$(35,370,272)	$(34,484,599)
Preferred stock dividends	(101,600)	(101,600)
Net loss for year	(1,208,003)	(784,073)
Balance December 31	$(36,679,875)	$(35,370,272)

Treasury Stock
Balance January 1	$(145,511)	$(140,738)
Shares acquired from ESOP	(1,590)	(4,773)
Balance December 31	$(147,101)	$(145,511)

Total Stockholders’ Deficiency	$(4,442,976)	$(3,133,373)

See the accompanying notes to these consolidated financial statements

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

		As Adjusted
	2017	2016
OPERATING ACTIVITIES
Net loss	$(1,208,003)	$(784,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	33,635	37,700
Change in assets and liabilities:
Other assets	(18)	146
Accounts payable and accrued expenses	964,918	610,678
Net cash used in operating activities	(209,468)	(135,549)

FINANCING ACTIVITIES
Proceeds from notes payable issued to related parties	87,628	115,000
Proceeds from notes payable issued to others	65,000	22,500
Proceeds from short term note	44,454	2,946
Payment of short term note	(5,155)	(2,946)
Proceeds from non-interest bearing advances from related parties	-	15,000
Payment of non-interest bearing advances from related parties	-	(15,000)
Net cash provided by financing activities	191,927	137,500

Net (decrease) increase in cash	(17,541)	1,951
Cash beginning of year	17,606	15,655
Cash end of year	$65	$17,606

Cash paid for interest	$1,519	$684

Non-cash financing activities:
Warrants included in deferred financing costs	$25,100	$25,100

Unpaid preferred stock dividends included in accounts payable and accrued expenses	$101,600	$101,600

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

Diamondhead Casino Corporation and its Subsidiaries (the “Company”) own a total of approximately 400 acres of unimproved land in Diamondhead, Mississippi on which it plans, unilaterally, or in conjunction with one or more partners, to construct a casino resort and hotel and associated amenities. Active subsidiaries of the Company include Mississippi Gaming Corporation, which owns the approximate 400-acre site and Casino World, Inc., the development entity.

Note 2. Liquidity and Going Concern

These consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses over the past several years, has no operations, generates no operating revenues, and as reflected in the accompanying consolidated financial statements, incurred a net loss applicable to common stockholders of $1,309,603 for the year ended December 31, 2017 and a net loss applicable to common stockholders, as adjusted, of $885,673 for the year ended December 31, 2016. In addition, the Company had an accumulated deficit of $36,679,875 at December 31, 2017.

The Company has had no operations since it ended its gambling cruise ship operations in 2000. Since that time, the Company has concentrated its efforts on the development of its Diamondhead, Mississippi property. That development is dependent upon the Company obtaining the necessary capital, through either equity and/or debt financing, unilaterally or in conjunction with one or more partners, to master plan, design, obtain permits for, construct, open, and operate a casino resort.

In the past, in order to raise capital to continue to pay on-going costs and expenses, the Company has borrowed funds, through Private Placements of convertible instruments as well as through other secured notes which are more fully described in Notes 5, 6 and 7 to these consolidated financial statements. The Company is in default with respect to payment of both principal and interest under the terms of these instruments. In addition, at December 31, 2017, the Company had $5,851,208 of accounts payable and accrued expenses, but only $65 cash on hand.

The above conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Diamondhead Casino Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Land Held for Development

Land held for development is carried at cost. Costs directly related to site development, such as licensing, permitting, engineering, and other costs, are capitalized.

Land development costs, which have been capitalized, consist of the following at December 31, 2017 and 2016:

Land held for development	$4,934,323
Licenses	77,000
Engineering and costs associated with permitting	464,774

$5,476,097

Fair Value Measurements

The Company follows the provisions of  ASC Topic 820 “Fair Value Measurements” for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Input other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable input that reflects management’s own assumptions.

Current assets and liabilities are financial instruments and management believes that their carrying amounts are reasonable estimates of their fair values due to their short term nature.

Long-Lived Assets

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the assets to the estimated undiscounted future cash flows projected to be generated by the assets. If such assets are considered impaired, the impairment to be recognized is measured by the amount the carrying value exceeds the fair value of such assets determined by appraisal, discounted cash flow projections, or other means. No impairment existed as of December 31, 2017.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) covering substantially all employees with one or more years of service, financed by employer loans. The Company also established a trust called the Europa Cruises Corporation Employee Stock Ownership Plan Trust Agreement, to serve as the funding vehicle for the ESOP. The President and Chief Executive Officer is the sole Trustee of the Trust. Compensation expense was measured at the current market price of shares committed for release and such shares constitute outstanding shares for earnings per share computations.

As the loans are repaid, shares are released from the ESOP and allocated to qualified employees based upon the proportion of payments made during the year to the remaining amount of payments due on the loans through maturity. Dividends, if any, are treated as follows:

(1) stock dividends on shares allocated to participant accounts shall be credited to the participant account when paid; and (2) cash dividends on shares allocated to participant accounts shall, at the discretion of the Administrator, be credited to the participants’ Other Investment Account or be used to reduce the indebtedness to the Company, in which case, shares bearing an equal value to the cash dividend would be allocated to participant accounts. The Company has not paid any dividends on its common stock.

For the years 2011 through 2017, the Company elected to temporarily suspend contributions to the Plan, in accordance with the loan pledge agreement between the Company and the ESOP Trust. For each year in which there was no contribution to the Plan, the Plan returned the 79,545 shares, which would have been allocated to employees annually, to treasury.

Income Taxes

Under the asset and liability method of ASC Topic 740, “Accounting for Income Taxes,” deferred tax liabilities and assets are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of assets and liabilities. A valuation allowance is recorded to reflect the uncertainty of realization of deferred tax assets.

The Company follows the provisions of ASC Topic 740, “Accounting for Uncertainty in Income Taxes.” The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this standard, an entity may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The standard also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. The Company does not have a liability for unrecognized tax benefits.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2017 and 2016, the Company has no accrued interest or penalties related to uncertain tax positions.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act was enacted into law and the new legislation contains key tax provisions that effect the company. The Company is required to recognize the effect of the tax law changes in the periods of enactment, such as determining the transition tax, measuring it to U.S. deferred tax assets and liabilities as well as reassessing the net realizability of deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, “Income Tax Accounting Implications of the Tax Cuts and Jobs Act” (SAB 118), which allows the Company to record provisional amounts during a measurement period not extended beyond one year of the enactment date.

The Tax Reform Act lowers the corporate income tax rate from 35% to 21%. Aside from the effect on the Company’s net operating loss carryforward valuation allowance, the Act is not expected to have a material impact on the Company’s consolidated financial statements in the foreseeable future.

Net Loss per Common Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per share is calculated by using the weighted average number of common shares outstanding, plus other potentially dilutive securities. Common shares outstanding consist of issued shares, including allocated and committed shares held by the ESOP trust, less shares held in treasury. The dilutive securities below do not include 5,055,555 potentially convertible Debentures  since the requirements for possible conversion had not yet been met and may never be met.

The table below summarizes the components of potential dilutive securities at December 31, 2017 and 2016.

	December 31,	December 31,
Description	2017	2016

Convertible Preferred Stock	260,000	260,000
Options to Purchase Common Shares	3,415,000	3,415,000
Private Placement Warrants	-	1,061,500
Convertible Promissory Notes	1,925,000	1,925,000

Total	5,600,000	6,661,500

Recent Accounting Pronouncements

Accounting Pronouncements Adopted in the Consolidated Financial Statements

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-11 -  Earnings per Share (Topic 260); Distinguishing form Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatory Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interest with a Scope Exception. Topic 815, Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. The amendments in Part I of this Update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments.

As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity-linked classified financial instruments, the amendments require entities that present earnings per share in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and a reduction of income available to common shareholders in basic earnings per share.

The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that are now presented as pending content in the Codification, to a scope exception. These amendments do not have an accounting effect.

The Company adopted the provisions of the Update in its December 31, 2017 consolidated financial statements and elected the retrospective transition method whereby comparative consolidated financial statements for the prior year have been recast to reflect the impact of the adoption for comparability reasons. The effect of the recast on net loss applicable to common shareholders is more fully discussed in Note 9.

Other

In March 2018, the FASB issued ASU 2018-05 – Income Taxes (Topic 740) and amendments Securities and Exchange paragraphs pursuant to SEC Staff Accounting Bulletin No. 118. The amendments incorporate into Accounting Standards Codification recent SEC guidance related to the income tax accounting implications of the Tax Cut and Jobs Act. The amendments were effective upon issuance. The Company does not expect the amendments to have a material effect on its consolidated financial statements.

Note 4. Accounts Payable and Accrued Expenses

The table below outlines the elements included in accounts payable and accrued expenses at December 31, 2017 and 2016:

	December 31,	December 31,
Description	2017	2016
Related parties:
Accrued payroll due officers	$ 2,069,711	$ 1,769,711
Accrued interest due officers and directors	767,737	568,161
Accrued director fees	393,750	311,250
Base rents due to the President	131,234	76,826
Associated rental costs	42,731	28,908
Other	22,005	17,308

Total related parties	$ 3,427,168	$ 2,772,164

Non-related parties:
Accrued interest	$ 1,483,923	$ 1,220,516
Accrued dividends	660,400	558,800
Accrued fines and penalties	44,350	7,650
Other accounts payable and accrued expenses	235,367	225,560

Total non-related parties	$ 2,424,040	$ 2,012,526

Total accounts payable and accrued expenses	$ 5,851,208	$ 4,784,690

Note 5. Convertible Notes and Line of Credit

Line of Credit

On October 23, 2008, the Company entered into an agreement with an unrelated third party for an unsecured Line of Credit up to a maximum of $1,000,000. The Line of Credit provided for funds to be drawn as needed and carries an interest rate on amounts borrowed of 9% per annum originally payable quarterly based on the pro rata number of days outstanding. All funds originally advanced under the facility were due and payable by November 1, 2012. As an inducement to provide the facility, the lender was awarded an immediate option to purchase 50,000 shares of common stock of the Company at $1.75 per share. In addition, the lender received an option to purchase a maximum of 250,000 additional shares of common stock of the Company at $1.75 per share. The options expire following repayment in full by the Company of the amount borrowed.

As of December 31, 2009, the Company had borrowed all of the $1,000,000 available to it under the Line of Credit. Interest on this debt incurred prior to June 30, 2009 has been paid in full. The Company was unable to satisfy the principal obligation of $1,000,000 by the due date of November 1, 2012 or any interest which accrued on the obligation after June 30, 2009 and is in default under the repayment terms of the note.

Convertible Notes and Warrants

Pursuant to a Private Placement Memorandum dated March 1, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 with interest at 12% per annum, together with a five year Warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Promissory Note is convertible into 50,000 shares of common stock of the Company immediately upon issuance at the option of the investor. Interest on the notes was originally payable either in cash or common stock at the option of the Company. However, interest is now required to be paid in cash. The Company ultimately accepted subscriptions totaling $450,000 from unrelated subscribers and an additional $25,000 for one Unit purchased by a Director of the Company. The five-year Warrants issued in connection with the Units have expired.

Pursuant to an additional Private Placement Memorandum dated October 25, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 together with a five year Warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Promissory Notes bear interest at 9% per annum and are convertible into 50,000 shares of common stock of the Company. Interest on the notes was originally payable in either cash or common stock at the option of the Company. However, interest is now required to be paid in cash. The Company accepted subscriptions totaling $512,500 from unrelated accredited investors. On July 2, 2011, the Company redeemed a note in the principal amount of $25,000 by issuing 50,000 shares of common stock. The five-year Warrants issued in connection with the Units have expired.

The Convertible Notes issued pursuant to the two Private Placements discussed above total $962,500 in principal and became due and payable beginning in March 2012 and extending at various dates through June 2013. As of the date of the filing of this report, all of the aforementioned debt obligations remain unpaid and in default under the repayment terms of the notes. In October 2017, the Company entered into a settlement with one of the convertible note holders who had previously sued the Company for payment of the note and accrued interest. Under terms of the settlement, a judgment was entered against the Company for the principal due under the note in the amount of $150,000 plus accrued interest on the note to the date of the judgment for a total of $244,537. Thereafter, the note holder will be entitled to interest at the Delaware statutory rate (currently 7%) on the entire amount of the judgment.

The table below summarizes the Company’s notes payable at December 31, 2017 and 2016:

Gross Amount
Loan Facility	Owed

Line of Credit	$1,000,000

Private Placements:
March 1, 2010	475,000
October 25, 2010	487,500

Total Private Placements	962,500

Total Notes Payable	$1,962,500

Note 6. Short Term Notes and Interest Bearing Advance

Bank Credit Facility

Wells Fargo Bank provides an unsecured credit facility of up to $15,000 to the Company. The facility requires a variable monthly payment of amounts borrowed plus interest, which is applied at 11.24% on direct charges and 24.99% on any cash advanced through the facility. At December 31, 2017, a principal balance of $14,299 remained outstanding on the facility.

Interest Bearing Advance

On February 2, 2017, the Company borrowed $25,000 from an unrelated third party. The Company expects to enter into a formal note for these funds, however the terms of the note have not been finalized. The Note is expected to carry an annual interest rate of approximately 12.5% with a projected due date of December 31, 2017. The Company is in default and as such, the lender may increase the interest rate due by an amount of up to 3% per annum in excess of the rate then otherwise applicable. The Company does not have the funds to repay the advance.  The President of the Company has agreed to personally secure the note with an assignment of proceeds due to her under the first lien on the Diamondhead property.

Note 7. Long-Term Notes Payable

In the first four months of 2016, the Company received cash advances totaling $47,500 from seven lenders which included $25,000 from three current Directors of the Company.  The proceeds from the cash advances were earmarked for the payment of accounting and auditing fees and other expenses required to file the Company's Form 10-Q. On August 25, 2016, the Company issued a Note to the foregoing lenders, which matures four years from the date of issuance and bears interest at 8% per annum, with a full year of interest accruing in any year in which the advance remains unpaid.

In the third quarter of 2016, the Chairman of the Board of Directors of the Company loaned the Company $90,000. On August 25, 2016, the Company issued a Note to the Chairman of the Board. The Note bears interest at 14% per annum effective August 1, 2016 and matures four years from the date of issuance. The proceeds of the loan were used for the payment of Mississippi property taxes and auditing, accounting and other corporate expenses.

The principal due under the two foregoing loan arrangements totals $137,500. The Company has filed a second lien on its Mississippi property in favor of the note holders to secure both principal and interest in the maximum amount of $250,000. The lien is second to the existing first lien on the Mississippi property in the principal amount of $3.85 million. The first lien is held by holders of previously-issued convertible and non-convertible Debentures ($1.85 million) and certain executives and directors ($2 million) as outlined in Note 10.

On June 9, 2017, the Company entered into a Promissory Note with an unrelated lender in exchange for proceeds in the amount of $15,000. Interest on the note is 12.5% per annum and payable March 1 of each year the note remains outstanding. Payment in full of the Note is due June 9, 2019. Mississippi Gaming Corporation, a wholly owned subsidiary of the Company, guaranteed the Note. In addition, the President of the Company agreed to personally guarantee the Note and to personally secure the Note with an assignment of proceeds due to her under the first lien on the Diamondhead property.

On July 26, 2017, at the request of the Company, the current Chairman of the Board of Directors, who is also a Vice President of the Company ("the Chairman"), paid all property taxes due, together with all interest due thereon, a total of $67,628, to Hancock County, Mississippi on an approximate 400-acre tract of land ("the Diamondhead Property"), owned by Mississippi Gaming Corporation, a wholly-owned subsidiary of the Company. The taxes had to be paid by July 31, 2017 to avoid a tax sale. The Chairman sold common stock in another publicly-held company, the name of which has been disclosed to the Board of Directors, to cover the amounts incurred to pay the taxes due.

The Chairman is one of the secured parties under that Land Deed of Trust recorded on September 26, 2014 in Hancock County, Mississippi, to secure Tranche I and Tranche II Debentures issued by the Company in 2014. Under paragraph 5 of the Land Deed of Trust, a secured party who advances sums for taxes due on the Diamondhead Property is secured by the same Land Deed of Trust, but only at that interest rate specified in the note representing the primary indebtedness, namely 4% per annum.

The Chairman advanced the $67,628 on condition that: (i) the advance constitute a lien with interest at 4% per annum under that Land Deed of Trust recorded September 26, 2014; (ii) he be paid additional interest of 11% per annum on the amount advanced and owing and that the full 11% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (iii) this additional interest obligation be treated as a separate and secured debt of the Company, to be evidenced by a separate note and to be secured with a separate and third lien to be placed on the Diamondhead Property (hereafter "the Third Lien"); (iv) the entire obligation will be treated as an advance to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland (Case No. 426962-V); and (v) he be indemnified for any losses sustained on the sale of that common stock sold to cover the credit card payments. The Chairman has identified the common stock to be sold and will provide the Company with the documentation required to document the sale of said stock and to calculate the future loss, if any, on said stock.

On July 24, 2017, the President of the Company, who is a Director of the Company, agreed to advance the Company up to $20,000 for the payment of expenses. As of December 31, 2017, the President had advanced the $20,000 specified under this agreement to pay certain accounting, legal and other operating expenses. The President previously agreed to secure a $25,000 loan and interest due thereon and to secure and guarantee a $15,000 loan and interest due thereon. The President is also personally liable for certain bank-issued credit cards used by the Company to pay expenses incurred by the Company.

The President is advancing the foregoing funds on condition that: (i) interest of 15% per annum be paid on the amount advanced and owing and that the full 15% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (ii) the obligation in the principal amount of $20,000 with interest due thereon be treated as a secured debt of the Company, to be evidenced by a separate note and to be secured with a separate lien to be placed on the Diamondhead Property ("the Third Lien") together with the Chairman's Third Lien, as well as a first lien to be placed on the residential lot owned by the Company; (iii) the Third Lien on the Diamondhead Property also include the two loans ($25,000 and $15,000) and interest due thereon and credit facilities in the maximum amount of $15,000; and (iv) the foregoing will be treated as advances to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland (Case No. 426962-V).

In October 2017, the Company entered into a settlement with a holder of $150,000 of convertible notes as described in Note 5, above.  The note holder was also a plaintiff in three lawsuits against the Company as is more fully discussed in Note 13. As part of  the settlements, the Company agreed to pay legal fees in the amount of $50,000 and issued a four year note at 0% interest to satisfy this obligation.

The table below summarizes the Company’s long-term notes payable as of December 31, 2017 and December 31, 2016:

	Principal Amount	Amount Due	Amount Due
Loan Facility	Owed	Related Parties	Others

4 Year 8% secured note	$47,500	$25,000	$22,500

4 Year 14% secured note	90,000	90,000	-

Total Due December 31, 2016	$137,500	$115,000	$22,500

2 Year 12.5% secured note	$15,000	$-	$ 15,000

2 Year 4%/15% secured
note due Chairman	67,628	67,628	-

2 Year 15% secured note
Note due President	20,000	20,000	-

4 Year 0% note	50,000	-	50,000

Total Due December 31, 2017	$290,128	$202,628	$87,500

Note 8. Convertible Debentures

Pursuant to a Private Placement Memorandum dated February 14, 2014 (the "Private Placement"), the Company offered up to a maximum of $3,000,000 of Collateralized Convertible Senior Debentures to accredited or institutional investors. The Offering was conducted contingent on the deposit into Escrow of the purchase price for all of the Debentures offered in the principal amount of $3,000,000. The Debentures, once issued, bear interest at 4% per annum after 180 days, mature six years from the date of issuance, and are secured by a lien on the Company’s Mississippi property. The debentures were offered in three tranches as follows:

(a)  $1,000,000 of First Tranche Collateralized Convertible Senior Debentures convertible into an aggregate of 3,333,333 shares of Common Stock of the Company at a conversion price of $.30 per share (the “First Tranche Debentures”);

(b)  $1,000,000 of Second Tranche Collateralized Convertible Senior Debentures, convertible into an aggregate of 2,222,222 shares of Common Stock of the Company at a conversion price of $.45 per share (the “Second Tranche Debentures”); and

(c)  $1,000,000 of Third Tranche Collateralized Convertible Senior Debentures, convertible into either 1,818,182 shares of Common Stock or 1,333,333 shares of Common Stock of the Company, at a conversion price of $.55 or $.75 per share depending upon certain conditions described in the Private Placement Memorandum (the “Third Tranche Debentures”).

The conversion rights on each issued Debenture carry an Anti-Dilution Provision. If the Company issues any shares of Common Stock or other securities after March 31, 2014 at a price per security that is less than the conversion price of a Debenture, then the Debenture shall have a new conversion price equal to the price per security that is less than the Conversion Price of the Debenture. The foregoing provision shall not apply to the following:

1. The issuance of any of the other Debentures in the Offering or the issuance of shares of Common Stock upon conversion of any of the Debentures in the Offering;

2. The issuance of any shares of Common Stock if such issuance relates to an agreement, arrangement or grant to issue shares of Common Stock entered into by the Company prior to the Issue Date of the First Tranche Debentures in the Offering, including but not limited to, for example, previously issued convertible promissory notes, previously issued warrants, previously issued options to purchase Common Stock, or common stock vested or to be issued pursuant to a pre-existing Employee Stock Ownership Plan.

The Anti-Dilution Provisions with respect to a Debenture terminate the earlier of (a) the date (if ever) the Company receives an “Approval to Proceed” from the Mississippi Gaming Commission to develop a casino/hotel on the Property, (b) the date on which the Debenture is converted in full, (c) the date on which the Debenture is paid in full, or (d) the Final Maturity Date of the Debenture (as defined in the Debenture).

Since the issuance of the Debentures, there have been no events that would trigger the above anti dilution provisions. Should an event take place which would trigger the provision, the Company would be required to record dividend expense in an amount equal to the difference in the fair value of the embedded derivatives before the event versus the fair value of the derivative after the triggering event.

On March 31, 2014, the First Closing occurred when subscriptions in the amount of $3,000,000 were received in Escrow and accepted by the Company. The Escrow Agent released $1,000,000 to the Company and the Company issued First Tranche Debentures in the aggregate principle amount of $1,000,000.

The Company's stock registration was revoked effective September 4, 2014. Therefore, on December 4, 2014, the Company extended offers to the investors to amend the Private Placement. The Company offered to amend certain terms and conditions, including the conversion terms of the First Tranche Debentures, which were issued on March 31, 2014 (“Amendment I”). The Company separately offered to amend certain terms and conditions, including those relating to issuance and conversion of the Second and Third Tranche Debentures, as well as the period of time within which to perform the Third Tranche Closing Obligations, as amended (“Amendment II”).

On December 31, 2014, investors who had purchased $950,000 of First Tranche Debentures consented to the amended conversion terms of Amendment I. The remaining Debenture in the amount of $50,000 remains as originally issued with no conversion rights. Thus, the First Tranche Debentures can be converted into a total of 3,166,666 shares of common stock. On December 31, 2014, the Second Closing occurred when investors representing $850,000 of Second Tranche Debentures consented to Amendment II.  The Escrow Agent released $850,000 to the Company and the Company issued Second Tranche Debentures in the aggregate principle amount of $850,000. Thus, the Second Tranche Debentures can be converted into 1,888,889 shares of common stock. The Escrow Agent refunded $300,000 to those investors who did not consent to Amendment II.

The Company did not meet the closing obligations for the Third Tranche Debentures as of June 30, 2015, as was required, pursuant to the terms of the Private Placement, as amended. Therefore, the remaining $850,000 being held in escrow for the purchase of the Third Tranche Debentures was returned to the investors in July 2015.

When originally issued, in the event the Company failed to meet the conditions for conversion of the Debentures, the First Tranche Convertible Debentures, which total $950,000, would have been  due on March 31, 2020 and the Second Tranche Convertible Debentures, which total $850,000, would have been due December 31, 2020. The sole remaining non-convertible Debenture in the amount of $50,000 would have been due March 31, 2020.  However, the Company is in default with respect to interest payments due under the Debentures.

Note 9. Effect of Recast on Prior Period Reporting Due to Adoption of ASU 2017-11

The Company elected to adopt the provisions of ASU 2017-11 effective for its December 31, 2017 consolidated financial statements. The effect of the adoption eliminated the fair value presentation for the value of the embedded derivatives included in the convertible terms of the Debentures. In addition, the Company elected the retrospective transition method, whereby  results for the year ended December 31, 2016 were recast to reflect the impact of the adoption for  comparability.

The Company recast net income applicable to common shareholders by eliminating the charges to income for the change in the value of the former derivative liability in the amount of $325,719 and eliminating the amortization of debt discount in the amount of $73,567. The result recast reported net loss applicable to common shareholders from the previously reported $1,284,959 to $885,673.

In addition, since the convertible Debentures are no longer stated at fair value, the related unamortized portion of finance costs incurred at the time of issuance of each Tranche of Debentures is reported as an offset to the stated value of the Debenture.

Amortization of deferred finance costs to interest expense amounted to $909 and $1,019 for the non-convertible debenture for the years ended December 31, 2017 and 2016, respectively, and $32,726 and $36,681 for convertible debentures for the years ended December 31, 2017 and 2016, respectively.

The table below summarizes the effect of the adoption on net loss and accumulated deficit for the years ended December 31, 2014 through 2016.

	2014	2015	2016
Decrease (increase) to net loss:
Change in fair value of derivative liability	$ 1,904,233	$ (2,049,663)	$ 325,719
Amortization of debt discount	22,254	46,886	73,567
	$ 1,926,487	$ (2,002,777)	399,286
Net loss as originally reported			(1,183,359)
Net loss as adjusted			$ (784,073)

	2014	2015	2016
Effect on accumulated deficit:

Balance January 1	$ (31,084,176)	$ (32,535,064)	$ (34,484,599)
Preferred stock dividends	(101,600)	(101,600)	(101,600)
Net (loss) income for year	(3,275,775)	154,842	(1,183,359)
Adjustment to net (loss) income	1,926,487	(2,002,777)	399,286

Balance December 31	$ (32,535,064)	$ (34,484,599)	$ (35,370,272)

No other changes to the equity section of the balance sheet were affected by the adoption of ASU 2017-11.

The table below depicts the effect of the adoption on the presentation of the debentures payable at December 31, 2016.

		Convertible		Unamortized
	Debenture	Debenture	Derivative	Finance
	Payable	Payable	Liability	Costs

As originally reported December 31, 2016	$ 4,748	$ 137,959	$ 2,030,289	$ 107,182
Adjustments:
Reversal of derivative liability			(2,030,289)
Reversal of unamortized debt discount	45,252	1,662,041
Offset of unamortized finance costs	(3,178)	(104,004)		(107,182)
Balances as adjusted at December 31, 2016	$ 46,822	$ 1,695,996	$ -	$ -

Note 10. Related Party Transactions

The President of the Company is owed deferred salary in the principal amount of $1,866,996 and the Vice President and current Chairman of the Board of the Company is owed deferred salary in the principal amount of $121,140 as of December 31, 2017. On October 12, 2012 the Board of Directors approved a motion to pay these individuals interest on their deferred compensation retroactive to the outstanding amounts due beginning in 2010 through the date of actual payment. Accrued interest through December 31, 2017 and 2016 amounted to $684,708 and $520,342, respectively.

Effective September 1, 2011, the Company entered into a month-to-month lease with the President and then-Chairman of the Board of Directors of the Company, for office space in a furnished and fully equipped townhouse office building owned by the President in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 and payment of associated costs of insurance, real estate taxes, expenses and utilities. Rent expense associated with this lease amounted to base rent in the amount of $54,408 and associated rental costs of $15,140 for a total of $69,548 for the year ended December 31, 2017 and base rent in the amount of $54,408 and associated rental costs of $12,743 for a total of $67,151 for the year ended December 31, 2016. In 2017, the Company did not pay any of the base rent due. In 2016, the Company paid for six months base rent in the amount of $27,204. The remaining base rents due, in each of the years has been accrued.

Effective January 1, 2013, the directors of the Company are compensated at a rate of $15,000 per annum. Each Director is eligible for an annual payment in the amount of $15,000 as long as they remain a Director through December 31 of the applicable year, absent death or incapacitation. The annual payment to new directors is prorated based upon months served in their initial year as a Director.

The Company has been unable to pay directors’ fees to date. As of December 31, 2017 and 2016 a total of $393,750 and $311,250 respectively, was due and owing to the Company’s directors. Directors have previously been compensated and may, in the future, be compensated for their services with Common Stock or options to purchase Common Stock of the Company. Directors are reimbursed for expenses incurred in attending meetings. Directors may be paid a consulting fee for services performed outside the scope of their directorship.

In June of 2016, the Company paid a Director $15,000 in connection with his efforts associated with certain litigation which resulted in the Company collecting net settlement proceeds of $150,000 in the second quarter of 2016.

See notes 7, 12 and 14 for other related party transactions.

Note 11.  Stockholders’ Equity

At December 31, 2017 and 2016, the Company had a stock option plan and non-plan options, which are described below.

Non-Plan Stock Options

In August of 2016, options to purchase 25,000 of common stock at a price of $0.75 per share previously issued to an honorary Director of the Company, expired.

Stock Option Plan

On December 19, 1988, the Company adopted a stock option plan (the “Plan”) for its officers and management personnel under which options could be granted to purchase up to 1,000,000 shares of the Company’s common stock. Accordingly, the Company reserved 1,000,000 shares for issuance under the Plan. The exercise price may not be less than 100% of the market value of the shares on the date of the grant. The options expire within ten years from the date of grant. At December 31, 2017, no options from this plan were issued or exercised.

Summary of Stock Options

A summary of the status of the Company’s fixed Plan and non-plan options as of December 31, 2017 and 2016, and changes during the years ended December 31, 2017 and 2016 is presented below.

	December 31, 2017		December 31, 2016
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	3,415,000	$.44	3,440,000	$.44
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	25,000.75
Outstanding at end of year	3,415,000	$.44	3,415,000	$.44
Options exercisable at year-end	3,415,000		3,415,000
Weighted-average fair value of options granted during the year		$ .00		$.00

The following tables summarize information about stock options outstanding and exercisable at December 31, 2017 and 2016:

December 31, 2017

	Options Outstanding			Options Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/17	Life (Yrs.)	Price	12/31/17	Price

$.19	2,000,000.20		$.19	2,000,000	$.19
$.30	750,000.20		.30	750,000.30
$.75	215,000.20		.75	215,000.75
$1.25	150,000.20		1.25	150,000	1.25
$1.75	300,000	(a)	1.75	300,000	1.75
	3,415,000			3,415,000

December 31, 2016

	Options Outstanding			Options Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/16	Life (Yrs.)	Price	12/31/16	Price

$.19	2,000,000	1.20	$.19	2,000,000	$.19
$.30	750,000	1.20	.30	750,000.30
$.75	215,000	1.20	.75	215,000.75
$1.25	150,000	1.20	1.25	150,000	1.25
$1.75	300,000	(a)	1.75	300,000	1.75
	3,415,000			3,415,000

(a) These options expire upon payment in full of an outstanding note payable with an original due date of November 1, 2012. The note payable remains outstanding at December 31, 2017 and 2016.

On January 3, 2018, the Board of Directors voted to extend from March 13, 2018 to December 31, 2020, the expiration date for a total of 3,115,000 currently outstanding options previously issued to the Chairman, the President, the Vice President and two former employees of the Company. The Company is expected to record stock-based compensation expense of $21,570 in the first quarter of 2018.

Warrants

The Company has previously issued warrants to purchase shares of the Company’s common stock in conjunction with convertible promissory notes issued in private placements dated March 25, 2010 and October 25, 2010. The Company also issued warrants in conjunction with a private placement of shares of the Company’s common stock dated July 1, 2012. The Company also issued warrants for brokerage services rendered for issuance of convertible debentures in 2014.

A total of 1,061,500 warrants expired during the year ended December 31, 2017. A total of 100,000 warrants expired during the year ended December 31, 2016.  As of December 31, 2017, there are no warrants outstanding.

Preferred Stock

Series S Preferred Stock

On June 14, 1993, the Company issued 926,000 shares of $.01 par value Series S Voting, Non-Convertible Preferred Stock to Austroinvest International, Inc. in exchange for proceeds of $1,000,080. The Company is required to pay quarterly cumulative dividends of three percent per annum on these shares.

These shares may be redeemed at the option of the Company at $1.08 per share plus $.0108 per share for each quarter that such shares are outstanding for a total of $2.14 per share at December 31, 2017. The shares also have a $1.08 per share preference in involuntary liquidation of the Company. At December 31, 2017 and 2016, outstanding Series S preferred stock totaled 926,000 shares. Cumulative dividends in arrears at December 31, 2017 and 2016 amounted to $195,000 and $165,000 respectively.

Series S-NR Preferred Stock

On September 13, 1993, the Company issued 900,000 shares of its $.01 par value Series S-NR Voting, Non-Convertible, Non-Redeemable, Preferred Stock to Serco International Limited (a wholly-owned subsidiary of Austroinvest International, Inc.), in exchange for proceeds of $999,000. The Company is required to pay quarterly, non-cumulative dividends of three percent per annum on these shares. Upon involuntary liquidation of the Company, the liquidation preference of each share is $1.11. At December 31, 2017 and 2016, outstanding Series S-NR preferred stock totaled 900,000 shares.

Series S-PIK Preferred Stock

In March 1994, the Company offered, pursuant to Regulation S, one million units at $5.50 per unit, each unit consisting of one share of the Company’s $.001 par value common stock and two shares of the Company’s Series S-PIK Junior, cumulative, convertible, non-redeemable, non-voting $.01 par value preferred stock. Each share of Series S-PIK preferred stock is convertible into one share of the Company’s common voting stock at any time after February 15, 1995. No shares were converted during 2017 and 2016. The Series S-PIK preferred stock ranks junior to the Series S and Series S-NR preferred shares as to the distribution of assets upon liquidation, dissolution, or winding up of the Company. Upon liquidation of the Company, the S-PIK preferred stock will have a liquidation preference of $2.00 per share. A cumulative quarterly dividend of $0.04 per share is payable on Series S-PIK preferred stock. At December 31, 2017 and 2016, outstanding Series S-PIK preferred stock totaled 260,000 shares. Cumulative dividends in arrears at December 31, 2017 and 2016 amounted to $270,400 and $228,800, respectively.

Payment of Preferred Dividends

The Company did not pay any dividends due on its preferred stock in 2017 or 2016.

Note 12.  Employee Stock Ownership Plan

The Company’s employee stock ownership plan (ESOP) is intended to be a qualified retirement plan and an employee stock ownership plan. All employees having one year of service are eligible to participate in the ESOP. The ESOP is funded by two 8% promissory notes issued by the Company. The shares of common stock are pledged to the Company as security for the loans.  The promissory notes are payable from the proceeds of annual contributions made by the Company to the ESOP. In the event that the Company elects not to make a Plan contribution in any given year, the corresponding shares applicable to that year are released from the Trust to the Company in consideration of that years’ note payment. In January 2001, the Plan and accompanying promissory notes were amended to conform to the Company’s current employment structure, by extending the note repayment terms through 2044.

Assuming a Plan contribution is made, shares are allocated to the participants’ accounts in relation to repayments of the loans from the Company. At December 31, 2017, a total of 2,147,735 shares with a fair market value of $42,955 were unearned.

In 2011, the Company decided to temporarily suspend contributions to the Plan. Therefore the Trust was unable to make its annual loan payment to the company and a loan default occurred. In accordance with the Pledge Agreement between the Company and the Trust, the shares attached to the loan payments subsequent to the 2010 contribution reverted back to the Company as treasury shares. In 2017, 79,545 shares, with a market value of $1,590, reverted back to the Company treasury. In 2016, 79,545 shares, with a market value of $4,773, reverted back to the Company treasury.

Note 13.  Income Taxes

At December 31, 2017, the Company had net operating loss carryforwards for income taxes of approximately $13.8 million, which expire during various periods through 2037. Realization of deferred income taxes as of December 31, 2017 and 2016 is not considered likely. Therefore, by applying a federal statutory rate of 35% to the carryforward amounts, a valuation allowance of approximately $4.8 million and $4.7 million, has been established for each year for the entire amount of deferred tax assets relative to the net operating loss at December 31, 2017 and 2016, respectively, resulting in an effective tax rate of 0% and no deferred tax asset recognition. The valuation allowance increased by approximately $100,000 in 2017 and $200,000 in 2016.

The Tax Reform Act, signed into law on December 22, 2017, reduces the top corporate tax rates from 35% to 21% effective for the year ended December 31, 2018. The change in these rates will reduce the valuation allowance stated above to approximately $2.9 million for the year ended December 31, 2017.

Note 14.  Commitments and Contingencies

Leases

Effective September 1, 2011, the Company entered into a month-to-month lease with the President and CEO of the Company for office space in a building owned by the President and CEO in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 or $54,408 per annum and payment of associated costs of insurance, real estate taxes, expenses and utilities.

Base rent and associated rental expenses totaled $69,548 in 2017 and $67,151 in 2016.

The Company is not liable for future minimum lease payments.

Management Agreement

On June 19, 1993, two subsidiaries of Diamondhead Casino Corporation, Casino World Inc. and Mississippi Gaming Corporation, entered into a Management Agreement with Casinos Austria Maritime Corporation (CAMC). Subject to certain conditions, under the Management Agreement, CAMC would operate, on an exclusive basis, all of the Company’s proposed dockside gaming casinos in the State of Mississippi, including any operation fifty percent (50%) or more of which is owned by the Company or its affiliates. Unless terminated earlier pursuant to the provisions of the Agreement, the Agreement terminates five years from the first day of actual Mississippi gaming operations and provides for the payment of an annual operational term management fee of 1.2% of all gross gaming revenues between zero and $100,000,000; plus 0.75% of gross gaming revenue between $100,000,000 and $140,000,000; plus 0.5% of gross gaming revenue above $140,000,000; plus two percent of the net gaming revenue between zero and $25,000,000; plus three percent of the net gaming revenue above twenty-five million dollars $25,000,000. Management of the Company believes this Agreement is no longer in effect.  However, there can be no assurance that CAMC will not attempt to maintain otherwise which would lead to litigation.

Related Party

On July 26, 2017, the Chairman paid $67,628 for all property taxes due, together with all interest due thereon, to Hancock County, Mississippi on an approximate 400-acre tract of land ("the Diamondhead Property"), owned by Mississippi Gaming Corporation, a wholly-owned subsidiary of the Company. The taxes had to be paid by July 31, 2017 to avoid a tax sale. The conditions of the note under which the Chairman agreed to make this payment are discussed in full detail in Note 6 of these consolidated financial statements.

Of particular note to those conditions, item (v) calls for him to be indemnified for any losses sustained on the sale of that common stock sold to cover the above payments. The Chairman has identified the common stock sold and has provided the Company with the documentation required to document the sale of said stock and to calculate the contingent future loss, if any, on said stock.

Had the Company paid the note in full at December 31, 2017, in addition to the principal and interest due, the company would have been additionally liable for approximately $167,580 in additional funds to indemnify the Chairman for his lost equity on the stock sale.

Other

The Company’s obligations under the Collateralized Convertible Senior Debentures are secured by a lien on the Company’s Mississippi property (the “Investors Lien”).  On March 31, 2014, the Company issued $1 million of First Tranche Collateralized Convertible Senior Debentures and on December 31, 2014 the Company issued $850,000 of Second Tranche Collateralized Convertible Senior Debentures. Thus, liens were placed on the Property in favor of the Investors for $1,850,000. The Investors Lien is in pari passu with a lien placed on the Property in favor of the President of the Company, the Vice President of the Company, and certain directors of the Company, for past due wages, compensation, and expenses owed to them in the maximum aggregate amount of $2,000,000 (the “Executives Lien”). The CEO will serve as Lien Agent for the Executives Lien.

The Company has filed a second lien in the maximum amount of $250,000 on the Diamondhead property to secure the notes payable totaling $137,500 and accrued interest incurred. Details of these notes as more fully described in Note 6, above.

The Company is currently delinquent in filing those documents and forms required to be filed in connection with its Employee Stock Ownership Plan (“ESOP”) for the year ended December 31, 2016 and 2015. The Company did not have the funds to pay professionals to prepare, audit and file these documents and forms when due.  Although these required filings normally do not result in any tax due to an agency of the government, the Company could be subject to significant penalties for failure to file these forms when due. Penalties are assessed by the Department of Labor on a per diem basis from the original due dates for the required informational filings until the filings are actually made. The Company has accrued $44,350 on the current delinquent filings. The Company intends to bring its ESOP-required filings current and when current, will attempt to enroll in a voluntary compliance program with the Department of Labor with respect to any penalties or fines incurred. However, there can be no assurance the Company will be able to enroll in any such program or obtain a reduction of the fines and penalties that may be due.

The Company has not filed its consolidated federal tax return for the year ended December 31, 2016. The Company believes no tax is due with that return. Diamondhead Casino Corporation and its two active subsidiaries, Mississippi Gaming Corporation and Casino World, Inc., are delinquent with respect to the filing of their franchise tax annual reports for 2017 and 2016 with the state of Delaware. Mississippi Gaming Corporation and Casino World, Inc. are also delinquent with respect to the filing of their annual franchise tax returns for the year ended December 31, 2016 with the state of Mississippi.

The Company has made provision for the expected taxes due on these state filings in their consolidated financial statements for the years ending December 31, 2017 and 2016.

Note 15.  Pending and Threatened Litigation

CASE SETTLED

College Health & Investment, L.P. v. Diamondhead Casino Corporation (Delaware Superior Court)(C.A. No. N15C-01-119-WCC)

On January 15, 2015, the plaintiff, a beneficial owner of in excess of 5% of the common stock of the Company, filed suit for breach of a Promissory Note issued March 25, 2010, in the principal amount of $150,000, with interest payable at 12% per annum, with a maturity date of March 25, 2012. Plaintiff was seeking payment of principal of $150,000, interest due through December 31, 2014 in the amount of $45,000, and interest due of 12% per annum from December 31, 2014 until entry of judgment. The Note, as well as the accrued interest thereon, are shown as current liabilities on the Company’s current balance sheet. On January 22, 2015, the defendant forwarded a Notice of Conversion to plaintiff, exercising the Borrower's right to convert the principal and any interest due on the Note into common stock. On February 11, 2015, the Company moved to dismiss the complaint as moot. The plaintiff filed an opposition to the motion to dismiss alleging that the Note was convertible only prior to its maturity date. On July 2, 2015, the Court agreed with the Plaintiff and denied the Company's motion to dismiss. On July 16, 2015, the Company filed an Answer and Grounds of Defense.  On August 18, 2015, the Company filed a Suggestion of Bankruptcy and Automatic Stay. The matter was stayed due to the below-referenced bankruptcy action (Case No. 15-11647) which has now concluded. On July 7, 2017, the Court notified counsel for the parties that if no proceedings were taken within the next thirty days, that this action would be dismissed by the Court for want of prosecution. On August 4, 2017, the plaintiff filed a Motion for Summary Judgment. On or about October 11, 2017, the parties settled this case and the following two cases filed by the same Plaintiff, by entering into an Agreement of Settlement and Release.  In this case, the parties also filed a Stipulation and Order of Judgment with the Court in favor of the Plaintiff in the amount of $244,537, plus post judgment interest at the legal rate, with the understanding that the Plaintiff would forebear from execution on said Judgment, with certain exceptions, for one year. The settlement agreement required that Daniel Burstyn, the son of the General Partner of the Plaintiff, be appointed to the Board of Directors of the Company until the Judgment was paid in full, to the extent any of the current members of the Board of Directors remained in control of the Company and that a non-interest bearing promissory note, in the principal amount of $50,000, with a maturity date of October 11, 2021, be issued to College Health. The Stipulation and Order of Judgment was filed on October 13, 2017 and entered by the Court on October 16, 2017.

CASE SETTLED

College Health & Investment, L.P. v. Diamondhead Casino Corporation (In the Court of Chancery of the State of Delaware (C.A. No. 10663-CB)

On February 13, 2015, the plaintiff, a beneficial owner of in excess of 5% of the common stock of the Company, filed a Verified Complaint pursuant to 8 Del.C.§211(c), with a Verification signed by the plaintiff's General Partner, Samuel I. Burstyn, who was seeking an order compelling the Company to hold an annual meeting. The Company agreed to entry of an Order setting  a new date for an annual meeting of June 8, 2015, a Record Date of April 24, 2015, and to clarify that there is no advance notice requirement for the submission of stockholder proposals at the Company's annual stockholders' meetings. The plaintiff sought costs and expenses, including attorneys' fees. On or about July 7, 2015, the Plaintiff filed a Motion for an Award of Attorneys' Fees and Reimbursement of Expenses in the total amount of $150,000 for both this case and the following case.  The Company filed an opposition to this motion. On August 18, 2015, the Company filed a Suggestion of Bankruptcy and Automatic Stay. The matter was stayed due to the below-referenced bankruptcy action (Case No. 15-11647) which concluded in 2016. No further activity occurred in this case which was settled, as noted above, on or about October 11, 2017. The parties filed a Stipulation of Dismissal in the case, dismissing this case with prejudice. The Stipulation of Dismissal was filed with the Court and entered on October 13, 2017.

CASE SETTLED

College Health & Investment, L.P. v. Edson R. Arneault, Deborah A. Vitale, Gregory A. Harrison, Martin Blount and Benjamin Harrell(In the Court of Chancery of the State of Delaware)(C.A. No. 10793-CB)

On March 14, 2015, the plaintiff, a beneficial owner in excess of 5% of the common stock of the Company, filed a Verified Complaint, with a Verification signed by the plaintiff's General Partner, Samuel I. Burstyn. In Count I, the plaintiff alleged that the defendants breached their fiduciary duty of disclosure. In Count II, the plaintiff alleged that defendants breached their fiduciary duties of loyalty and care. The plaintiff sought injunctive relief, but no monetary damages other than attorney’s fees. On or about July 30, 2015, the defendant directors filed Defendants' Answer and Verified Counterclaims for defamation, breach of fiduciary duty and aiding and abetting a breach of fiduciary duty.

On August 19, 2015, the plaintiff filed a Motion to Dismiss the Counterclaims. As noted above, on or about July 7, 2015, the Plaintiff filed a Motion for an Award of Attorneys' Fees and Reimbursement of Expenses in the total amount of $150,000 in this case and the above-referenced case.  On or about August 26, 2015, the defendants filed an Opposition to Plaintiff's Motion for an Award of Fees and Reimbursement of Expenses.  On September 25, 2015, the parties entered into a Stipulation and [Proposed] Order Staying Litigation pending the below-referenced bankruptcy action (Case No. 15-11647) which concluded in 2016. No further activity occurred in this case which was settled, as noted above, on or about October 11, 2017. The parties filed a Stipulation of Dismissal in the case, dismissing this case with prejudice, subject to the approval of the Court. The Stipulation of Dismissal was filed with the Court and entered on October 13, 2017.

CASE DISMISSED/ATTORNEYS FEES AND EXPENSES AWARDED TO THE COMPANY

In re Diamondhead Casino Corporation (United States Bankruptcy Court)(District of Delaware)(Case No. 15-11647-LSS)

On August 6, 2015, an Involuntary Petition was filed in the United States Bankruptcy Court by three promissory note holders under title 11, United States Code, requesting an order for relief under chapter 7 of the Bankruptcy Code. The three creditors listed combined claims of $150,000 in principal, plus interest due on certain promissory notes. On August 28, 2015, the Company filed a Motion to Dismiss the Involuntary Petition or, in the Alternative, to Convert the Case to Chapter 11 (the "Motion to Dismiss"). The Company maintained that the Petition was filed in bad faith by supporters of the dissident slate which lost the proxy contest that was decided by the stockholders on June 8, 2015 and that it was filed in retaliation for the Company's refusal, following the stockholders' vote, to place several of the losing dissident's nominees on the Board of Directors. On September 11, 15 and 17, 2015, three additional promissory note holders filed Joinders to the Involuntary Petition listing additional combined claims of $237,500 plus interest. The Company did not recognize one of the joining petitioners as a bona fide creditor of the Company.  On September 17, 2015, the six Petitioners, who were represented by the same attorneys, filed an Objection to the Company's Motion to Dismiss. On September 18, 2015, the six Petitioners filed an Emergency Motion for Entry of an Order Directing the Appointment of (I) an Interim Chapter 7 Trustee, or (II) alternatively, a Chapter 11 Trustee Should the Involuntary Case be converted (the "Emergency Motion").  The Court held an evidentiary hearing on the Emergency Motion in October 2015. On November 13, 2015, the Court denied the Petitioners' Emergency Motion as it related to the request for an interim Chapter 7 trustee. On January 15, 2016, the Court held an evidentiary hearing on the Company's Motion to Dismiss the Involuntary Petitions. The parties filed briefs in support of and in opposition to the motion.

On June 7, 2016, the Court entered an Order granting the Company's Motion to Dismiss the Involuntary Petitions. In its accompanying Opinion, the Court found, in part, that based on the totality of the circumstances, the Creditors' primary concern in filing the involuntary petition was to effect a change in management to benefit their investments as stockholders, which was not a proper purpose for filing an involuntary bankruptcy petition. On June 30, 2016, the Company filed a Motion for an Award of Fees and Expenses and Punitive Damages. On August 11, 2016, the Petitioning Creditors filed an Opposition to the Company's Motion for an Award of Fees and Expenses and Punitive Damages. On August 31, 2016, the Court entered an Order awarding judgment to the Company for attorneys’ fees and expenses against the Petitioners, jointly and severally, in the amount of $54,886. On September 1, 2016, the Court filed an Amended Order in which it further stated that the amounts awarded were not subject to any setoff against amounts owed by the Company to the Petitioners.

The Company filed a collection action against the Petitioners in a Maryland state court to collect the attorneys' fees and expenses awarded by the Bankruptcy Court. In the first quarter of 2017, the Company collected $20,000 from one Petitioner. The Company is in the process of attempting to collect the remainder of the judgment due from another Petitioner, who was ordered by the Maryland court to post a cash bond in the amount of $36,000. The collection action is now on appeal.

CASE PENDING

Edson R. Arneault, Kathleen Devlin and James Devlin, J. Steven Emerson, Emerson Partners, J. Steven Emerson Roth IRA, Steven Rothstein, and Barry Stark and Irene Stark v. Diamondhead Casino Corporation (In the United States District Court for the District of Delaware (C.A. No. 1:16-cv-00989-LPS)

On October 25, 2016, the above-named Debenture holders filed a Complaint against the Company in the United States District Court for the District of Delaware for monies due and owing pursuant to certain Collateralized Convertible Senior Debentures issued on March 31, 2014 and December 31, 2014. The plaintiffs are seeking $1.4 million, plus interest from January 1, 2015, together with costs and fees.  The Company was served with the Complaint on October 31, 2016. On November 21, 2016, the Company filed a motion to dismiss for lack of subject matter jurisdiction due to failure to plead diversity. On February 21, 2017, the plaintiffs filed a motion for leave to amend their complaint based upon declarations of citizenship filed with the court. On September 26, 2017, the motion for leave to amend was granted and the Company's motion to dismiss was granted in part and denied in part. The Court also granted plaintiffs leave to file a Second Amended Complaint which was filed on October 2, 2017. On October 16, 2017, the Company filed Defendant's Answer and Affirmative Defenses and Counterclaim. On November 2, 2017, the Plaintiffs filed an Answer to the Counterclaim. The parties have exchanged discovery in the case. Trial in this matter is currently scheduled for March 22, 2019.

Note 16. Subsequent Events

In March of 2018, the Board of Directors voted to increase up to an additional $200,000 the amount to be secured by a to-be-placed third lien in favor of the Chairman of the Board, for amounts advanced by the Chairman on behalf of the Company, on the following terms and conditions, namely, that (i) the advance constitutes a lien on the Diamondhead Property with interest at 15% per annum; (ii) that the full interest of 15% per annum is payable during any calendar year in which all or part of the amount advanced is due and owing or interest due thereon remains unpaid; (iii) that this debt be evidenced by a separate promissory note and is to be included in and secured with a third lien that is to be placed on the Diamondhead Property to secure previous advances made to the Company (hereafter "the Third Lien"); (iv) that he be indemnified for any losses sustained on the sale of his common stock in an unrelated publicly-traded company to be sold to cover this advance based on a sales price of approximately $2.65 per share with a cap on the maximum loss per share to be at a sales price of $10.00 per share; and (v) that the Chairman's previous indemnification approved by the Board of Directors on July 24, 2017 with respect to any loss on the sale of the same stock also be capped at a maximum of $10.00 per share. The Chairman will provide the Company with the documentation required to document the sale of said stock and to calculate the losses on said stock for all amounts loaned to the Company from the sale of said stock.

In March of 2018, the Chairman advanced approximately $51,000 on the Company’s behalf to pay all costs required to file the Company’s annual report on Form 10-K with the Securities and Exchange Commission.

In March of 2018, the Board of Directors voted to increase to up to $100,000 the amount to be secured by a to-be-placed third lien in favor of the President of the Company for amounts advanced by the President on behalf of the Company, on the following terms and conditions, namely, that (i) she be paid  interest of 15% per annum on the amount advanced and owing and that the full 15% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (ii) the obligation in the maximum principal amount of $100,000 with interest due thereon be treated as a secured debt of the Company, to be evidenced by a separate note and to be secured with a separate lien to be placed on the Diamondhead Property ("the Third Lien") together with the Chairman's Third Lien, as well as a first lien to be placed on the residential lot owned by the Company; (iii) that the Third Lien on the Diamondhead Property also include the two loans ($25,000 and $15,000) and interest due thereon and credit facilities in the maximum amount of $15,000; and (iv) that the foregoing will be treated as advances to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland (Case No. 426962-V).

In the first quarter of 2018, the President advanced approximately $3,200 to pay certain corporate expenses on behalf of the Company. The President is expected to pay additional corporate costs and expenses on behalf of the Company in 2018.